Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the reference to our firm, in the context in which it appears, and to the reference to and the filing and incorporation by reference of our audit report as of December 31, 2020, included in or made part of the Annual Report on Form 10-K of Chevron Corporation for the year ended December 31, 2020. We also hereby consent to the incorporation by reference of the reference to our firm, in the context in which it appears, and of our audit report as of December 31, 2020, and reference thereto, into Chevron Corporation’s Registration Statements on Form S-3 (Nos. 333-224637, 333-242506, 333-249301) and Form S-8 (Nos. 333-249300, 333-244369, 333-212894, 333-212893, 333-202203, 333-190422, 333-190421, 333-172428, 333-171066, 333-152846, 333-128734, 333-128733, 333-127570, 333-127569, 333-127568, 333-127567, 333-127566, 333-127565, 333-127564, 333-127563, 333-127561, 333-127560, 333-127559, 333-127558, 333-122121, 333-26731, 333-105136, 333-102269, 333-72672, 333-46261, 333-21805, 333-21807, 333-21809, 333-02011).

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
February 25, 2021

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